TriNet Ambitions Realized

TRINET LIFE SCIENCES SERVICES REQUISITION FORM

Customer Legal Name	ClearLight Diagnostics, LLC				
Customer d/b/a, if any					
Headquarters Address	428 Oakmeade Parkway, Sunnyvale, CA 95085				
Phone Number	(928) 525-4290	Fax		FEIN	474281006
State of Formation	DE	Email			
Legal Structure	Limited Liability Company				

Requisition Order No. 0066000001oF6W1 - 25678

Customer ("You," including "Your," or "Customer") requests that TriNet HR Corporation ("We," or "Us," including "Our," "TriNet," "TriNet Life Sciences" or by name) commence providing services ("Services") to Customer and its employees (as listed in the Employee Census), including access to the TriNet online platform.

1. We agree to commence providing Services to You as follows:
   a. First payroll period beginning ("Start Date") 8/1/2016
   b. First payroll period ending 8/31/2016
   c. First payroll check date 8/26/2016
   d. Benefits start date 8/1/2016
2. You have completed and provided, and We have verified, the following forms:
   a. Required Authorized Roles b. Verification of Deposit Request c. Electronic Funds Transfer Provisions
3. To initiate the setup procedure, Customer agrees to provide the following:
   a. Setup Fee: $3,041.00 Payment Method: Bill to first invoice
   b. Indemnity Guarantee Payment ("IGP"): $__________ (unless waived by TriNet Passport)
4. You have supplied an Employee Census to Us and, based on this, We agree to the following rate for the Per WSE Monthly Service Fee (will not increase in the first twelve (12) months from the Start Date): $160.00
5. By signing below You are agreeing to the above terms and the terms of the forms in §2 above, as well as to the following: TriNet Life Sciences Services, TriNet Life Sciences Schedule of Due Dates and Special Fees, Worker's Compensation Schedule, Terms and Conditions of TriNet Services and any attached TriNet Services Requisition Form Addendum (together the "Agreement"). This entitles You to TriNet Life Sciences Services which are backed by Our ninety (90) day Guarantee of Satisfaction.

Dated: 8/25/16

CUSTOMER

Sarah McCurdy
Signature*

Sarah McCurdy CEO
Print Name Title

smccurdy@clearlightdx.com
Email

Electronic signature is acceptable.

TRINET HR CORPORATION (TRINET LIFE SCIENCES)

Signature*

Print Name Title

REQUIRED AUTHORIZED ROLES

Customer Setup Site Contact (inputs key Customer information regarding initial payroll, benefit plans, benefits funding strategy, and Customer policies)

Last Name	First Name		Middle Name	Social Security Number*		Date of Birth* (mo/day/year)
Phone Number		Ext	Email			Email Type
Address		City		State	Zip Code	Country

* Will not be visible in the final document.

Note: The first check date may be delayed if the Customer Setup Site Contact is unavailable or not in a position to make setup decisions during the customer setup period.

Customer Security Contact (assigns the TriNet online platform permissions for web transactions and access to confidential Customer and WSE data)

Last Name	First Name	Middle Name	Phone Number	Ext
Email			Email Type	

TRINET LIFE SCIENCES SERVICES

1. **Guarantee of Satisfaction** We stand behind Our Services. We are proud of Our team, and the reputation We enjoy with Our customers. To make Your decision to use Our Services an easy one, We are pleased to offer You Guarantee of Satisfaction: You can cancel Our Services and this Agreement at any time during the first ninety (90) days following the Start Date and receive a full refund of the Per WSE Monthly Service Fee and the Setup Fee that We collected, but not wages, benefits, payroll taxes, or other similar items.

2. **Services** Our Services are a bundled solution allowing You to outsource HR functions. Worksite employees who are co-employed by You and Us are referred to as "WSEs" as defined in §1 of Terms and Conditions of TriNet Services.

   a. **Payroll** The Services include payment to WSEs of salaries, bonuses, commissions, and other earnings, as You report them, related tax reporting and remittance and processing of garnishment and wage deduction orders. We will remit the related taxes under Our own accounts as the administrative employer of record, or on Your behalf under Your tax identification number in accordance with applicable law.

   b. **Benefits** We make available, sponsor and administer benefit plans for WSEs, subject to applicable law and the terms and conditions of those plans, as described in the plan documents and applicable carrier certificates, as well as the elections You and WSEs make with respect to the plans. Benefit plans include medical, dental, vision, flexible spending account, disability, life insurance, retirement and other plans.

   c. **HR Services** We provide HR consulting services and employee relations policies, including an employee handbook describing the co-employment relationship. We also maintain certain employment records. Our Services are supported by Our HR professionals with expertise in handling both complex and day-to-day HR questions and challenges.

   d. **Cloud Capabilities** We provide cloud capabilities, including learning management, performance management, applicant tracking and expense management as described at
   www.trinet.com/documents/data_sheet/verticals_cloud/TriNet_VDS_Learn.pdf,
   www.trinet.com/documents/data_sheet/verticals_cloud/TriNet_VDS_Perform.pdf,
   www.trinet.com/documents/data_sheet/verticals_cloud/TriNet_VDS_Hire.pdf, and
   www.trinet.com/documents/data_sheet/verticals_cloud/TriNet_VDS_Expense.pdf.
   The terms and conditions for the cloud capabilities are incorporated by reference from the cloud capability webpages, as updated from time to time. If any conflict arises between the terms and conditions of the cloud capability webpages and other provisions in the Agreement, the terms and conditions of the cloud capability webpages will govern as to the cloud capabilities.

   (i) **Learning Management** An online learning management cloud with a curriculum developed specifically for Life Sciences.

   (ii) **Performance Management** A cloud-based performance management feature that makes performance management simple and agile for companies of all sizes. The feature encourages collaborative user content for goal management, regular feedback loops and performance reviews without the clutter of paper.

   (iii) **Applicant Tracking** A cloud-based applicant tracking feature for unlimited jobs that makes applicant tracking simple and agile for companies of all sizes. The feature encourages collaborative hiring management, posting user content to both free and paid job boards websites and applicant tracking from initial resume view to hire.

   (iv) **Expense Management** A cloud-based expense management feature for individuals and businesses with the ability to capture, track, share, submit and approve expense reports derived from their expenditures from a computer browser or mobile application.

3. **Mitigation of Employer Risks** In providing the Services, We help reduce the complexity and risk of managing the HR function. We will be

responsible for compliance with applicable law for payroll and employee benefits offered to WSEs. We will also process unemployment, workers' compensation and EPLI claims.

a. **Workers' Compensation** Workers' compensation coverage for WSEs will be provided consistent with applicable law, the terms of Our workers' compensation insurance policy or policies, and Our underwriting requirements. We and Our workers' compensation carrier have the right to inspect Your premises on reasonable notice and at a mutually convenient time.

b. **Employment Practices Liability Insurance** We maintain Employment Practices Liability Insurance (EPLI) and make its coverage available to You, subject to the terms and conditions of the policy. You will inform and consult with Us regarding any employee relations matter (such as termination, discipline, harassment, discrimination, retaliation, whistle-blowing, workplace violence, disability accommodation, and leaves) prior to taking any employment-related action.

4. **Online Access and Usage** Our Services are integrated through a single-sign-on, cloud-based platform accessed online using the TriNet online platform. In order to provide Our Services, Internet access and a valid email address are required for every WSE, which You will provide or assure.

5. **Termination**

a. **Term of Agreement** Even though there is a stated term of Agreement in the Terms and conditions of TriNet Services, the Agreement may be terminated by You at any time, for any reason or no reason, upon thirty (30) day's written notice to Us of Your intent to terminate.

b. **Changes in Workforce** Individuals will be added to Our payroll at the time they meet the definition of a WSE and will be removed from Our payroll when their employment with You or the Agreement is terminated. If You abandon Our Services by reporting a payroll cycle of $0.00 or fail to timely report Your payroll information for a payroll cycle, it will be deemed a discharge of the Agreement, subject to a right to reinstate under §7 of Terms and Conditions of TriNet Services.

c. **Health Care Continuation Coverage** If the Agreement is terminated, You agree to secure replacement health care insurance such that We are not required to provide health care continuation coverage. The applicability and availability of health care continuation coverage to any current or former WSE will be determined based on the ninety (90) day period before the effective date of the termination of the Agreement. For each current or former WSE who remains covered by Our healthcare insurance plans after the end of the month in which the termination occurs, You will be charged a one-time fee and a monthly administration fee, as specified in the TriNet Life Sciences Schedule of Due Dates and Special Fees. Nothing in the Agreement is a guarantee of health care continuation coverage. This provision and the related fees in the TriNet Life Sciences Schedule of Due Dates and Special Fees will survive termination of the Agreement.

6. **Cost of Our Services**

a. **Billing Practices** Our fees include a one-time Setup Fee to begin providing Our Services, a Per WSE Monthly Service Fee billed with each regular payroll, administrative charges necessary to manage the benefits We provide to WSEs, and special fees for expedited or optional services You request that are not included in Our regular Services.

(i) **Per WSE Monthly Service Fee** A service fee is calculated on a per-WSE, per-month basis and billed per check issued with each regular payroll and/or special payroll. The billed amount is based on the number of WSEs paid in that payroll and on the payroll cycle selected: 100% billed if monthly payroll cycle; 50% if semi-monthly payroll cycle; 46.15% if bi-weekly payroll cycle; 23.08% if weekly payroll cycle.

(ii) **Social Security and Medicare Taxes** We charge the federal rate for social security taxes up to each WSE's annual earnings limit and for Medicare taxes, which do not have an earnings limit (together referred to as "FICA"). You are required to reimburse Us for the FICA charges paid by Us for WSEs and former WSEs receiving disability benefit payments.

(iii) **Unemployment Taxes** We charge the federal rate for federal unemployment taxes ("FUTA"). For state unemployment taxes ("SUTA"), We charge either (i) a rate determined by Us which includes administrative charges necessary to manage Our unemployment services (but which will not exceed the maximum rate permitted by the applicable state), or (ii) if provided by law, a rate based on Your experience rating as assigned by the applicable state. Both FUTA and SUTA are charged up to the WSE's annual earnings limit.

(iv) **Benefits** You are required to fund WSE benefits at a level equal to at least 80% of employee-only coverage of the lowest cost medical plan. You are also responsible for the employee portion of benefit premiums when a WSE's pay does not cover such amount. The benefit plan rates We charge include administrative charges related to the cost of administering Our benefit programs. You are also required to fund at least a threshold amount of company-paid group life and AD&D insurance.

(v) **Workers' Compensation** We charge for workers' compensation based on Your business operations, the state(s) in which You are located and the applicable rates contained in Our rate schedule. The charge includes administrative charges necessary to manage Our workers' compensation services.

b. **Invoice Categories** Our invoice format provides summary totals for the following categories of charges billed:

(i) **Earnings** Total of salaries, bonuses, commissions and other earnings, including a benefits supplement or allowance paid to all WSEs receiving Our Services.

(ii) **Employer Taxes/Contributions** Total charges for employer taxes and contributions handled by Us, including charges for federal, state and local payroll taxes, and unemployment taxes. You will pay Us for any retroactive tax increases made by a taxing jurisdiction even if such increase is adopted after termination of the Agreement.

(iii) **Benefits** Total employer contributions toward health, dental and vision plans (unless employee benefits are funded with a benefits supplement that is part of gross wages) plus costs for group life, disability, any other supplemental benefit plans or any contributions to a

retirement plan. Where required, WSE contributions to benefits are deducted directly from WSE paychecks.

(iv) **Service Fee** Per WSE Monthly Service Fee.

(v) **Workers' Compensation** Total charges for workers' compensation coverage.

(vi) **Other** Special fees, such as express delivery charges or the fees for optional services that are not included in Our regular Services.

c. **Amount of Charges** The charges set forth in the Agreement are subject to change as specified in the Agreement. All charges in the Agreement, including taxes, benefits, and workers' compensation charges, may include administrative charges and may vary from Our actual cost, and are considered agreed upon charges and not a pass-through charge or penalty.

TriNet Life Sciences Schedule of Due Dates and Special Fees

The special fees set forth below are in addition to the Per WSE Monthly Service Fee. All fees are billed automatically and appear on the front of Your invoice.

1. Human Resources Systems and Services

a. HR Data Management

There is no fee for timely submission of data using the TriNet online platform. Report newly hired worksite employees (WSEs) to Us using the TriNet online platform on or before their first day of work. Completed Form I-9s must be submitted within three (3) business days of hire, otherwise there may be a change in a WSE's date of hire with Us.

Change of hire date	$20
Expediting fee for each newly hired or rehired WSE not reported within three (3) business days of hire date	$50
Payroll frequency changes (per WSE)	$25
Leave of absence changes involving retroactive reconciliations (per WSE)	$25
Holiday schedule changes outside of annual calendar update period	$50

b. International Services

We provide international services for foreign nationals working in the United States, Unites States expatriates working abroad, and local nationals (non-U.S. citizens) working in foreign countries.

Foreign nationals working in the U.S. on a visa (annual fee per WSE)	$300
U.S. expatriates working abroad (annual fee per WSE)	$300
Local nationals (non-U.S. citizens) working in foreign countries	Request quote
Canadian payroll services	Request quote

c. Strategic Services/Customized HR Projects

In addition to the many HR services included in Our regular Services, We also offer Strategic Services and customized HR projects on a per-project basis. These services are billed and paid through Our standard payment processes, and are independent of the term and termination of Our Services.

Strategic Services (a list of currently available services may be found at www.trinet.com)	Request quote
Custom HR Projects	Request quote

d. Customized Reports

Custom management report design ($95/hour, four (4) hour minimum)	$380 minimum charge

2. Payroll Administration

a. Regular Payroll Submission

Your payroll hours and any additional pay must be submitted using the TriNet online platform by 10 a.m. in Your time zone on Your payroll report date. Please refer to Your payroll schedule which is available on the TriNet online platform.

Standard overnight delivery to locations outside of Your main headquarters (per location)	$15
Electronic funds transfer fee, if reverse Fedwire request is elected (per payroll)	$15

b. Special Payroll, Off-cycle and Termination Checks

Special payroll or off-cycle checks include any separate checks or direct deposits to WSEs beyond regular payroll checks, including termination checks. Off-cycle information must be submitted to Us by 10 a.m. in Your time zone three (3) business days before the check date, unless a faster turnaround is legally required. Our fee for processing is the same as the service fee charged for a regular payroll check plus any additional fees specified below.

Special payroll or off-cycle check not submitted using Special Payroll on the TriNet online platform (per check)	$15
Termination check with less than three (3) business days' lead time	$15
Standard overnight delivery of special check or termination check (per package)	$15
Saturday overnight delivery of special check or termination check (per package)	$25
Replacement of lost or misplaced checks, including Stop Payment fee (per check)	$25
Alternate delivery methods	Request quote

c. Tax Reporting

W-2 adjustments submitted 12/20/yy or later (per WSE)	$50 + 15% of the tax variance
Issuance of Form W-2c (per form)	$100
Filing of amended Form 941 (per form)	$150
Administrative fee for SUTA reporting in the following states: CA, GA, ID, IN, LA, MD, OH, OR, VA, WI	0.5% of SUTA taxable wages

d. Pay Advice Statements and Management Reports

Paper direct deposit advice and pay statements to all WSEs (per check)	$2
Printed set of standard management reports (per payroll)	$75 plus shipping
Softcopy (DVD) of Your standard TriNet online platform reports	$75 plus shipping
Access to Your online reports and information using the TriNet online platform for ninety (90) days following the date of termination of the Agreement	No Charge

3. Benefits Administration

a. Newly Eligible WSEs

There is no fee for the Benefits Enrollment process when submitted using the TriNet online platform.

Benefits Enrollment using paper forms (per WSE)	$75

b. Customer Benefit Funding Changes

Changes made outside of annual period for benefit decision	$2,500

c. Retirement Plans

Initial setup fee – Multiple Employer Plan (MEP)	$500
Initial setup fee – Single Employer Plan (SEP)	No charge from Us

d. Health Care Continuation Coverage

Health care continuation coverage monthly administration fee (per participant)	$75

4. Other Fees

a. Invoice Billing

Pending bank debit authorization – Fee on third invoice and on subsequent invoices until such time as We are authorized to charge Your bank account directly for Our Services	$250 or 3% of each invoice, whichever is higher
Non-sufficient Funds (NSF) or other payment default (per WSE)	$100
Unpaid balance carrying charge (per month)	1.5%

b. Hiring of a TriNet Employee

Hiring of an individual employed by TriNet (who is not a worksite employee of a TriNet customer) during such employee's employment at TriNet or within six (6) months after termination of the employee's employment at TriNet	$25,000

c. Termination of TriNet Services

Health care continuation coverage processing deposit	$2,500
Health care continuation coverage (one-time fee per WSE)	$500
Termination of Services by You with less than thirty (30) days' written notice (per WSE)	$100

WORKERS' COMPENSATION SCHEDULE

TriNet
Ambitions Realized

Workers' Compensation: The following Workers' Compensation rates will be applied to every $100 of applicable compensable wages of WSEs (except in the State of Washington where rates are applicable hourly rates) and corresponding rates will be applied for additional WC Codes arising from changes in WSEs and their work:

WC Codes	WC Rate
CA4512	0.827
CA8810	0.871

TERMS AND CONDITIONS OF TRINET SERVICES

1. Worksite Employees The employees covered by the Agreement work in Your workplace(s), and provide services to Your business. You retain and exercise direction and control over them and all their activities in Your workplace(s). They are called worksite employees ("WSEs") in the Agreement. Until an individual has acknowledged a terms and conditions agreement with Us and proper I-9 documentation is completed, the individual is not a WSE, is not covered by the Agreement, and Our Services will not apply. Subject to applicable law, We retain the right to maintain a co-employment, but not joint employment, relationship with the WSEs covered by the Agreement.

2. Equity and IP Allocation We disclaim any interest or involvement regarding equity participation of WSEs in Your business or the work product or intellectual property of, or developed by, the WSEs. For example, WSEs will be Your employees for the purpose of establishing rights to stock options and any and all inventions made or conceived by any WSE in the course and scope of the WSE's work for You.

3. Your Obligations

a. All duties not allocated to Us under the Agreement remain Your obligation. Examples of duties for which You remain solely responsible include: Your products and/or services, federal and state plant closing and leave laws; exempt and non-exempt WSE classifications; the use of independent contractors or any worker who is not a WSE; compliance with licensing regulations and professional standards pertaining to Your workplace; payment of all payroll-based excise, franchise, business, revenue, or head taxes; federal and state safety and health laws, including reporting and record-keeping requirements and ensuring the use of all personal protective equipment; and accessibility requirements under the Americans with Disabilities Act.

b. You will comply with Our human resources and service policies which are in Our Employee Handbook and other documents We provide You. You must notify Us of any employment-related legal claim relating to the workplace (such as harassment, discrimination, retaliation, workplace violence) immediately, but in no event more than seventy-two (72) hours later.

c. You will submit, using the TriNet online platform, complete, timely, and accurate time and attendance records, rates of pay, hours worked, exempt and non-exempt classifications, required health care information, any requested expense reimbursements, and monies earned by WSEs. In doing so, You agree to comply with all applicable laws and regulations. Our Services and obligations and the fees in the Agreement are conditioned upon Your full and accurate disclosure of all information We request, including any material change to information You have previously provided. You agree that We can rely on such information to provide Our Services and establish Our fees. If You fail to provide accurate and complete information, We have the right to change the Start Date, adjust Our Services or fees and collect any additional amount from You. Further, You authorize Us to verify with third parties the information You submit, provided such third parties are obligated to maintain the confidentiality of such information.

d. You will pay all Your invoices from Us and fulfill all employer obligations that We do not take on by the terms of the Agreement. These obligations include those listed in this §3, charges related to WSE expenses reimbursed at Your direction, increases in fees or charges for You (retroactive and prospective) arising out of information You did not properly report to Us, charges assessed under the Patient Protection and Affordable Care Act related to incomplete or inaccurate information You provide or arising out of Your failure to comply with obligations We inform You are Your responsibility, and other obligations that arise out of employee misclassification or other information not properly reported to Us.

e. You will notify Us if You are or become a government contractor and agree that We do not assume any obligations or responsibilities under any government contract.

f. You will notify Us if you have unionized employees or are subject to a collective bargaining agreement or become subject to such an agreement and agree that We do not assume any obligations or responsibilities under any collective bargaining agreement.

g. If an invoice error occurs, it will not be a breach of the Agreement. You agree to notify Us of any invoice error no more than ten (10) business days after the invoice date. We will use commercially reasonable efforts to correct such error.

4. Your Insurance Requirements You agree to obtain and maintain:

a. Comprehensive general liability insurance (insuring You for claims of premises, operations, products, completed operations, and property damage liability) with a minimum limit of one million dollars ($1,000,000);

b. Motor vehicle liability insurance for all vehicles used in connection with Your business ("Your Vehicles"). The policy will insure against liability for bodily injury and property damage, with a minimum single limit of five hundred thousand dollars ($500,000) per incident (including uninsured motorist incidents) or the minimum limits required by applicable states. You accept full responsibility for all claims and damages arising from a WSE's use of Your Vehicles, including the defense of such claims, injury, or damage. In states where no-fault laws apply, You will obtain personal injury protection or similar coverage;

c. If any WSE performs his/her duties in any professional or licensed capacity, appropriate insurance that covers any acts, errors, or omissions, with a minimum aggregate coverage limit of five hundred thousand dollars ($500,000), and You will ensure that such WSE complies with all applicable laws and professional standards in the performance of his/her duties;

d. Workers' compensation insurance coverage for any individuals working for You who are not covered by the Agreement, or for WSEs in those states where You are required to maintain separate workers' compensation insurance;

e. Additional coverage reasonably required by Us and/or Your insurance broker based on the size or nature of Your business; and

f. You agree to cause Your insurance carriers to issue a certificate of insurance to Us evidencing the coverages referenced above with such certificate(s) naming Us as a certificate holder, and/or additional insured, as appropriate. You further agree to provide Us with thirty (30) days' advance notice in the event of cancellation or material modification of such coverages.

5. Confidentiality and Non-Disclosure You and We may disclose confidential information to each other. Such information includes trade secret, proprietary and employee information, and the terms of the Agreement, though not its existence. Except as agreed or required by law, You and We will hold in confidence and not disclose such confidential information to anyone other than Your and Our own employees, agents, contractors or insurance entities who have agreed to preserve the confidentiality.

6. Indemnification

a. We agree to indemnify, defend, and hold You, Your officers, employees, and agents harmless against any and all claims, losses, liabilities, obligations, and expenses including, without limitation, court costs and reasonable attorneys' fees incurred by You arising out of Our breach of Our responsibilities and obligations under the Agreement.

b. You agree to indemnify, defend, and hold Us, Our officers, employees, and agents, harmless against any and all claims, losses, liabilities, obligations, and expenses including, without limitation, court costs and reasonable attorneys' fees incurred by Us arising out of Your breach of Your responsibilities and obligations under the Agreement.

c. In no event, will either You or We be liable to each other for special, indirect, incidental, punitive, or exemplary losses, damages, or expenses (including, without limitation, claims for lost business profits or revenue, loss, interruption, or unavailability of data, interruption of business operations, or the cost of the procurement of substitute goods or services).

7. Term of Agreement The Agreement is binding as of the date You execute it, will remain in force for twelve (12) months from the Start Date, and will automatically renew for consecutive twelve (12) month periods, unless terminated pursuant to its terms. The Agreement (i) may be terminated by Us upon thirty (30) days' written notice and (ii) is terminated upon Your failure to pay any of Our invoices in full, filing of a bankruptcy or insolvency proceeding by or against You, or (iii) is terminated by either party's material breach of any term of the Agreement, unless the non-breaching party chooses to waive the breach. If the non-breaching party chooses not to waive the breach, the non-breaching party will provide written notice to the breaching party. If the breaching party cures the breach to the non-breaching party's satisfaction within three (3) business days of confirmed receipt of the notice, the non-breaching party will have the option to reinstate the Agreement. In the event of termination of the Agreement, the provisions that logically should survive termination will survive, including, for example, §§2, 3.a&d, 5, 6, 7 and 8.

8. Miscellaneous

a. You will not assign the Agreement or its rights and duties, or any interest in it, without Our prior written consent, which will not be unreasonably delayed or withheld.

b. If We are delayed, hindered, or prevented from providing Services by reason of war, riot, sabotage, terrorist act, flood, fire, earthquake, hurricane, tornado, radiological emergency, computer virus or worm, governmental or quasi-governmental law, regulation or court order, or any other cause of like nature beyond Our reasonable control, We will be excused from providing such Services but We will be obligated to make commercially reasonable efforts to resume Services as soon as practicable under such circumstances.

c. The Agreement, together with the following incorporated items, as applicable, constitutes the entire Agreement between You and Us: State Addenda available on Our online HR portal and schedule(s) of optional additional services (regardless of when contracted). No other agreement, statement, promise, or practice between You and Us relating to the subject matter of the Agreement is binding. Handwritten changes to the Agreement are unenforceable. We can change the Agreement with thirty (30) days' written notice to You and Your continued use of the Services will be Your acceptance. If You do not wish to accept a change, You have the opportunity to terminate the Agreement before a change takes effect.

d. All notices under the Agreement must be in writing and delivered personally or by an express delivery service (effective as of the confirmed delivery date). Additionally, We may provide notice via electronic mail addressed to the individual who signed the Agreement or Your online HR portal security contact, or by posting notice via Our online HR portal for notices other than notices related to default or termination of the Agreement or demands for arbitration or defense and indemnity.

e. You and We will make good faith efforts to negotiate and mediate any claim, dispute or controversy ("Dispute") arising out of the Agreement, which would otherwise require or allow resort to any court or other governmental dispute resolution forum. If the Dispute is not resolved within thirty (30) days, You and We agree that the Dispute will be submitted to binding arbitration and each party will pay its own attorneys' fees and costs. Claims for non-payment of fees and claims for injunctive relief are exceptions, can be brought in a court, and the judge will have the power to award attorneys' fees and costs. You waive any right to bring any Dispute on a class, private attorney general, representative, or similar basis.

f. Arbitration of a Dispute will be conducted in accordance with the rules and processes of either the American Arbitration Association or Judicial Arbitration and Mediation Services, Inc. The arbitration will be held in the city of Our office closest to Your headquarters. Awards exceeding fifty thousand dollars ($50,000) will include the arbitrator's written opinion providing reasoned explanations for the decision. You and We hereby knowingly, voluntarily, and irrevocably waive the right to trial by jury, and agree that if the foregoing binding arbitration provision is determined for any reason to be unenforceable or inapplicable to a particular Dispute, then such Dispute will be decided solely by a judge, without the use of a jury, sitting in a court of competent jurisdiction for Our office closest to Your headquarters.

g. Delaware law governs the Agreement. If any part of the Agreement is found to be invalid or unenforceable, the remainder of the Agreement will remain in full force and effect as if the unenforceable part did not exist. The Agreement will be construed in its entirety, giving meaning to its whole, and not strictly for or against You or Us. For purposes of construction, both You and We will be deemed to have drafted the Agreement and neither You nor We will argue to the contrary.

h. Both You and We represent and warrant that You and We, respectively, have full power and authority to enter into the Agreement and to fulfill all its terms and conditions. The Agreement may be executed electronically, by facsimile, and in counterparts.

TRINET SERVICES REQUISITION FORM ADDENDUM

TriNet Ambitions Realized

Customer Legal Name	ClearLight Diagnostics, LLC

This addendum amends and/or provides additional clarification of certain provisions of the TriNet Services Requisition Form and associated attachments or incorporated items (the "Agreement") as follows:

Pricing:

With respect to §3.c, Retirement Plans, of the Schedule of Due Dates and Special Fees, We agree to waive the $500.00 Initial setup fee if You elect to participate in the Multiple Employer Plan (MEP) We sponsor.

All other terms of the Agreement remain unchanged and in effect as set forth. To the extent that anything contained herein is in conflict with the terms of the Agreement, the language of this addendum will govern. Handwritten changes to this addendum are unenforceable.